Exhibit 99.2

RALPH E. DAVIS ASSOCIATES, INC.
CONSULTANTS-PETROLEUM AND NATURAL GAS
1717 ST. JAMES PLACE-SUITE 460
HOUSTON, TX 77056
(713) 622-8955

October 17, 2002

National Fuel Exploration Corp.
550 6th Avenue SW
Suite 1000
Calgary, Alberta T2P 02S

Attention:	Mr. Darrell Ibach
President
Re:	Oil, Condensate and Natural Gas Reserves,
National Fuel Exploration Corp.
As of October 1, 2002

Gentlemen:

At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which National Fuel Exploration Corp. has certain interests. This report presents a summary of the Proved Developed (producing, nonproducing and shut-in) and Proved Undeveloped reserves anticipated to be produced from National Fuel Exploration’s interest.

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

Consultants to the Petroleum and Natural Gas Industries Since the 1920's

National Fuel Exploration Corp.	RALPH E. DAVIS ASSOCIATES, INC.
Oil, Condensate and Natural Gas Reserves	October 17, 2002
Mr. Darrell Ibach	Page 2

The summarized results of the reserve audit are as follows:

Estimated Proved Reserves
Net to National Fuel Exploration Corp.
As of October 1, 2002

                             Proved Developed
                             ----------------                             Proved
                                Producing           Non Producing         Shut-In       Undeveloped       Total Proved
                                ---------           -------------         -------       -----------       ------------
TOTAL COMPANY:
Oil/Condensate: MBbls              22,907.3                0.0                 0.0           3,497.2         26,404.5
Gas: MMcf                             661.0                0.0                 0.0               0.0            661.0

DISCUSSION:

The scope of this study was to audit the proved reserves attributable to the interests of National Fuel Exploration Corp. Reserve estimates were prepared by National Fuel Exploration using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.

Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of National Fuel Exploration's producing areas all current year additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by National Fuel Exploration. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any significant interest in

National Fuel Exploration Corp.	RALPH E. DAVIS ASSOCIATES, INC.
Oil, Condensate and Natural Gas Reserves	October 17, 2002
Mr. Darrell Ibach	Page 3

National Fuel Exploration Corp. or Seneca Resources Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.

We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

Allen C. Barron, P.E.
President